The Target Portfolio Trust
For the annual period ended 10/31/09
File number 811-07064

               SUB-ITEM 77-0-1

               EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust -Small
Capitalization Value Portfolio

1.   Name of Issuer:  OCWEN Financial Corporation


2.   Date of Purchase:  August 12, 2009


3.   Number of Securities Purchased:


4.   Dollar Amount of Purchase:  $82,800


5.   Price Per Unit:  $9.00


6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:   Barclays Capital Inc. New York


7.   Other Members of the Underwriting Syndicate
     See Exhibit A

EXHIBIT A

UNDERWRITERS
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC
Keefre, Bruyette & Woods, Inc.
Piper Jaffray & Co.